                              Citrix Systems, Inc.
                                   Exhibit 11

                       Computation of Earnings Per Share
                     (In Thousands, Except Per Share Data)



                                                      Three Months ended September 30,  Nine Months ended September 30,
                                                            1997             1996            1997             1996
                                                    -------------------------------------------------------------------

Primary and fully diluted:
 Average shares outstanding                                27,336          26,208           27,126          24,830
 Net effect of dilutive stock options based on the
  treasury stock method                                     2,062           2,129            1,986           2,140
                                                    -------------------------------------------------------------------
Total                                                      29,398          28,337           29,112          26,970
                                                    ===================================================================

Net income                                                $13,073         $ 5,314          $28,865         $11,784
                                                    ===================================================================
Per share amount                                          $  0.44         $  0.19          $  0.99         $  0.44
                                                    ===================================================================
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